 As filed with the Securities and Exchange Commission on February 3, 1999

                                                Registration No. 333-68887

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                            AMENDMENT NO. 1 TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                         LEVEL 3 COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

                     Delaware                                          47-0210602
           (State or other jurisdiction                             (I.R.S. Employer
                of incorporation)                                  Identification No.)

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                              3555 Farnam Street
                             Omaha, Nebraska 68131
                                (402) 536-3677
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            THOMAS C. STORTZ, ESQ.
             Senior Vice President, General Counsel and Secretary
                              3555 Farnam Street
                             Omaha, Nebraska 68131
                                (402) 536-3677
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

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                                with copies to:

                           JOHN S. D'ALIMONTE, ESQ.
                           Willkie Farr & Gallagher
                              787 Seventh Avenue
                         New York, New York 10019-6099
                                (212) 728-8000

  Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1999

PROSPECTUS

                          Level 3 Communications, Inc.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

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  We will provide specific terms of these securities in supplements to this Prospectus.

  You should read this Prospectus and any prospectus supplement carefully before you invest.

  See "Risk Factors" on page 1 for a discussion of certain matters that you should consider before investing in these securities.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is        , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   1
WHERE YOU CAN FIND MORE INFORMATION........................................   1
RISK FACTORS...............................................................   1
THE COMPANY................................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...........   2
APPLICATION OF PROCEEDS....................................................   2
DESCRIPTION OF DEBT SECURITIES.............................................   3
  General Terms of Debt Securities.........................................   3
  Certificated Securities..................................................   4
  Book-Entry Debt Securities...............................................   4
  Merger...................................................................   5
  Events of Default, Notice and Waiver.....................................   6
  Modification of the Indentures...........................................   8
  Defeasance and Covenant Defeasance.......................................   9
  Senior Debt Securities...................................................  10
  Subordination of Subordinated Securities.................................  10
  Definition of Senior Indebtedness........................................  11
  Convertible Debt Securities..............................................  11
DESCRIPTION OF PREFERRED STOCK.............................................  12
  General..................................................................  12
  Dividends................................................................  13
  Redemption...............................................................  14
  Conversion or Exchange Rights............................................  15
  Rights Upon Liquidation..................................................  15
  Voting Rights............................................................  16
DESCRIPTION OF DEPOSITARY SHARES...........................................  17
  General..................................................................  17
  Dividends and Other Distributions........................................  17
  Withdrawal of Stock......................................................  17
  Redemption of Depositary Shares..........................................  18
  Voting the Preferred Stock...............................................  18
  Exchange of Preferred Stock..............................................  18
  Conversion of Preferred Stock............................................  18
  Amendment and Termination of the Deposit Agreement.......................  19
  Charges of Preferred Stock Depositary....................................  19
  Resignation and Removal of Depositary....................................  19
  Miscellaneous............................................................  19
DESCRIPTION OF COMMON STOCK................................................  20
DESCRIPTION OF OUTSTANDING CAPITAL STOCK...................................  20
  Common Stock.............................................................  20
  Preferred Stock..........................................................  20
  Anti-Takeover Provisions.................................................  21
PLAN OF DISTRIBUTION.......................................................  21
  By Agents................................................................  21
  By Underwriters..........................................................  21
  To Dealers...............................................................  21
  Direct Sales.............................................................  21
  Delayed Delivery Contracts...............................................  22
  General Information......................................................  22
LEGAL MATTERS..............................................................  22
EXPERTS....................................................................  22

                             ABOUT THIS PROSPECTUS

  This Prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this Prospectus in one or more offerings up to a total dollar amount of $3,500,000,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  .  Annual Report on Form 10-K/A for the fiscal year ended December 27,
     1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Current Reports on Form 8-K, filed June 9, 1998, September 1, 1998, October 1, 1998, October 5, 1998, December 2, 1998 and December 7, 1998 and on Form 8-K/A, filed April 30, 1998; and

  .  Registration Statements on Forms 8-A/A filed March 31, 1998 and June 10,
     1998.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Vice President, Investor Relations
    Level 3 Communications, Inc.
    1450 Infinite Drive

    Louisville, CO 80027
    303-926-3000

  You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               RISK FACTORS

  Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to, (1) the risks described in our Current Report on Form 8-K filed with the SEC on December 7, 1998, which is incorporated by reference in this Prospectus, and (2) any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

  Unless the context otherwise requires, references in this Prospectus to the "Company", "Level 3", "we" or "us" are to Level 3 Communications, Inc., a Delaware corporation, and its subsidiaries. Level 3 Communications, Inc. was known as "Peter Kiewit Sons', Inc." prior to the March 31, 1998 split-off of its construction and mining management business from its other businesses.

                                  THE COMPANY

  We engage in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We will implement our business plan by building an advanced, international, facilities-based communications network based on Internet Protocol, or IP, technology.

  Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. We intend to become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. To reach this goal, we plan to expand substantially the business of our subsidiary PKS Information Services, Inc. and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network. We are designing our network based on IP technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

  Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We expect to complete the U.S. intercity portion of the network during the first quarter of 2001. In the interim, we have leased a national network over which we began to offer services in the third quarter of 1998. We intend to provide a full range of communications services--including local, long distance, international and Internet services.

  Our principal executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131 and our telephone number is (402) 536-3677.

       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The ratio of earnings to fixed charges for each of the periods indicated is as follows:

     NINE MONTHS ENDED
       SEPTEMBER 30,        FISCAL YEAR ENDED
     --------------------------------------------
       1998      1997   1997 1996 1995 1994 1993
     ---------- ------------ ---- ---- ---- -----
       --          7.29 5.73 3.87  --   --  20.94

  For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $106 million for the nine months ended September 30, 1998, $32 million for 1995 and $42 million for 1994.

                            APPLICATION OF PROCEEDS

  Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                        DESCRIPTION OF DEBT SECURITIES

  This section describes the general terms and provisions of the Debt Securities (as defined below). The applicable prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those Debt Securities.

  The Debt Securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The Debt Securities will be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more separate indentures between us and IBJ Whitehall Bank & Trust Company (formerly known as IBJ Schroder Bank & Trust Company), as trustee (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture," and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indentures and the Subordinated Indentures are called "Indentures".

  We have summarized selected provisions of the Indentures below. The summary is not complete. We have also filed the forms of the Indentures as exhibits to the registration statement. You should read the Indentures for provisions that may be important to you before you buy any Debt Securities. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General Terms of Debt Securities

  The Debt Securities issued under each Indenture may be issued without limit as to aggregate principal amount, in one or more series (Section 301 of the Indentures). Each Indenture provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under that Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indentures).

  If two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each of those Trustees will be a trustee of a trust under that Indenture separate and apart from the trust administered by any other Trustee (Section 609 of the Indentures). In such a case, except as otherwise indicated in this Prospectus, any action described in this Prospectus to be taken by the Trustee may be taken by each of those Trustees only with respect to the one or more series of Debt Securities for which it is Trustee.

  A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

  .  the title of the Debt Securities;

  .  any limit on the aggregate principal amount of the Debt Securities;

  . the purchase price of the Debt Securities (expressed as a percentage of the principal amount);

  . the date or dates on which the principal of and any premium on the Debt Securities will be payable or the method for determining the date or dates;

  . if the Debt Securities will bear interest, the interest rate or rates (which may be fixed or variable) or the method by which the rate or rates will be determined;

  . if the Debt Securities will bear interest, the date or dates from which any interest will accrue, the Interest Payment Dates on which any interest will be payable, the Regular Record Dates for such Interest Payment Dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

  . the place or places where the principal of (and premium, if any) or interest, if any, on the Debt Securities will be payable and the Debt Securities may be surrendered for registration of transfer or exchange;

  . if we will have the option to redeem all or any portion of the Debt Securities, the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed;

  . any sinking fund or other similar provisions obligating us to redeem or purchase all or any portion of the Debt Securities prior to final maturity or permitting a Holder to require us to make such a purchase or redemption, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed or purchased;

  . the currency or currencies in which the Debt Securities are denominated and payable if other than U.S. dollars;

  . whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  . any additions or changes to the Events of Default in the respective Indentures;

  . any additions or changes with respect to the other covenants in the respective Indentures;

  . the terms and conditions, if any, upon which the Debt Securities may be convertible into Common Stock or Preferred Stock, including the initial conversion price or rate and the conversion period;

  . whether the Debt Securities will be issued in certificated or book-entry form;

  . whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations of the Debt Securities if other than $1,000 and any integral multiple of $1,000;

  . the applicability of the defeasance and covenant defeasance provisions of the applicable Indenture; and

  . any other terms of the Debt Securities consistent with the provisions of the applicable Indenture (Section 301 of the Indentures).

  Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

  Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 (Section 302 of the Indentures).

Certificated Securities

  Except as otherwise stated in the applicable prospectus supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those Debt Securities (Section 305 of the Indentures).

Book-Entry Debt Securities

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with the depositary identified in the applicable prospectus supplement (the "Depositary"). Unless it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for that Global Security, or by a nominee of such Depositary to such Depositary, or to a successor of such Depositary or a nominee of such successor.

  Unless otherwise stated, The Depository Trust Company, New York, New York ("DTC") will act as Depositary for each series of Global Securities. Beneficial interests in Global Securities will be shown on, and transfers of Global Securities will be effected only through, records maintained by DTC and its participants.

  DTC has provided the following information to us: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participant's accounts, eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

  Principal and interest payments on Global Securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the Global Securities. We and the Trustee will treat DTC's nominee as the owner of the Global Securities for all other purposes as well. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the Global Securities to owners of beneficial interests in the Global Securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the Global Securities as shown on DTC's records. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee or us.

  Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as Depositary;

  . DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  . we, in our discretion, determine not to require all of the Debt Securities of a series to be represented by a Global Security and notify the Trustee of our decision.

Merger

  We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if certain conditions are met. These conditions are that:

  . either (1) we are the continuing corporation, or (2) the successor corporation (if other than us) formed by or resulting from any such consolidation or merger or which receives the transfer of such assets expressly assumes payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the covenants and conditions of the applicable Indenture; and

  . neither we nor the successor corporation is in default immediately after the transaction under the applicable Indenture (Section 801 of the Indentures).

Events of Default, Notice and Waiver

  Senior Indenture. The Senior Indenture provides that the following are Events of Default with respect to any series of Senior Debt Securities:

  . default for 30 days in the payment of any installment of interest on any Debt Security of that series;

  . default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its Maturity;

  . default in making a sinking fund payment required for any Debt Security of that series;

  . default in the performance of any of our other covenants in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of another series of Senior Debt Securities), continued for 60 days after written notice;

  . the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where such indebtedness is not discharged or such acceleration is not rescinded or annulled;

  . certain events of bankruptcy, insolvency or reorganization of us or our property; and

  . any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Senior Indenture).

  The Senior Trustee generally may withhold notice to the Holders of any series of Debt Securities of any default with respect to that series if it considers such withholding to be in the interest of those Holders. However, the Senior Trustee may not withhold notice of any default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in the payment of any sinking fund installment in respect of any Debt Security of that series (Section 601 of the Senior Indenture).

  If an Event of Default with respect to any series of Senior Debt Securities occurs and is continuing, the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately by written notice. Subject to certain conditions, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may rescind and annul that acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of that series have been cured or waived (Section 502 of the Senior Indenture). The Senior Indenture also provides that Holders of not less than a majority in principal amount of any series of Outstanding Senior Debt Securities may, subject to certain limitations, waive any past default with respect to such series and the consequences of that default (Section 513 of the Senior Indenture). The prospectus supplement relating to any series of Senior Debt Securities which are Original Issue Discount Securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those Original Issue Discount Securities upon the occurrence and continuation of an Event of Default. Within 120 days after the close of each fiscal year, we must file with the Senior Trustee a statement, signed by specified of our officers, stating whether or not those officers have knowledge of any default under the Senior Indenture (Section 1004 of the Senior Indenture).

  Subject to provisions in the Senior Indenture relating to its duties in case of default, the Senior Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request or direction of any Holders of any series of Senior Debt Securities then Outstanding, unless those Holders have offered the Senior Trustee reasonable security or indemnity (Section 602 of the Senior Indenture). Subject to those indemnification provisions and certain limitations contained in the Senior Indenture, the Holders of not less than a majority in principal amount of any series of the Outstanding Debt Securities issued thereunder will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred upon the Senior Trustee (Section 512 of the Senior Indenture).

  Subordinated Indenture. The Subordinated Indenture provides that the following are Events of Default with respect to any series of Subordinated Debt Securities:

  . default for 30 days in the payment of any installment of interest on any Debt Security of that series;

  . default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its Maturity;

  . default in making a sinking fund payment required for any Debt Security of that series;

  . any default in the performance of any of our other covenants in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of another series of Subordinated Debt Securities), continued for 60 days after written notice;

  . the acceleration of more than $25,000,000, where such indebtedness is not discharged or such acceleration is not rescinded or annulled;

  . certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

  . any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Subordinated Indenture).

  As with the Senior Indenture, the Subordinated Trustee generally may withhold notice to the Holders of any series of Subordinated Debt Securities of any default with respect to that series if it considers such withholding to be in the interest of the Holders. However, the Subordinated Trustee may not withhold notice of any default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in the payment of any sinking fund installment in respect of any Debt Security of that series) (Section 601 of the Subordinated Indenture).

  If an Event of Default with respect to any series of Subordinated Debt Securities occurs and is continuing, then the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately by written notice. Subject to certain conditions, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may rescind and annul that acceleration if all Events of Default with respect to Debt Securities of that series have been cured or waived (Section 502 of the Subordinated Indenture). The Subordinated Indenture also provides that Holders of not less than a majority in principal amount of any series of the Outstanding Subordinated Debt Securities may, subject to certain limitations, waive any past default with respect to such series and the consequences of that default (Section 513 of the Subordinated Indenture). The prospectus supplement relating to any series of Subordinated Debt Securities which are Original Issue Discount Securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those Original Issue Discount Securities upon the occurrence and continuation of an Event of Default. Within 120 days after the close of each fiscal year, we must file with the Subordinated Trustee a statement, signed by specified officers of us, stating whether or not such officers have knowledge of any default under the Subordinated Indenture (Section 1004 of the Subordinated Indenture).

  Subject to provisions in the Subordinated Indenture relating to its duties in case of default, the Subordinated Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holders of any series of Subordinated Debt Securities then Outstanding, unless those Holders have offered the Subordinated Trustee reasonable security or indemnity (Section 602 of the Subordinated Indenture). Subject to those indemnification provisions and certain limitations contained in the Subordinated Indenture, the Holders of not less than a majority in principal amount of any series of the Outstanding Subordinated Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or of exercising any trust or power conferred upon the Subordinated Trustee (Section 512 of the Subordinated Indenture).

Modification of the Indentures

  Senior Indenture. Modifications and amendments of the Senior Indenture may be made only, subject to certain exceptions, with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Senior Indenture which are affected by the modification or amendment. However, the Holder of each affected Senior Debt Security must consent to any modification or amendment of the Senior Indenture that:

  . changes the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, that Debt Security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that Debt Security, or reduces the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of its Maturity or would be provable in bankruptcy, or adversely affects any right of repayment of the Holder of that Debt Security;

  . changes the Place of Payment where, or the currency in which, any payment on that Debt Security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that Debt Security; or

  . reduces the percentage of Outstanding Debt Securities of any series necessary to modify or amend the Senior Indenture or to waive compliance with certain of its provisions or certain defaults and their consequences (Section 902 of the Senior Indenture).

  The Senior Indenture also contains provisions permitting us and the Senior Trustee to amend the Senior Indenture without the consent of the Holders of any Senior Debt Securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by such successor of our covenants contained in the Senior Indenture;

  .  to secure the Securities; and

  . to cure any ambiguity, to correct or supplement any provision in the Senior Indenture which may be inconsistent with any other provision of the Senior Indenture.

  Subordinated Indenture. Modifications and amendments to the Subordinated Indenture may be made only, subject to certain exceptions, with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Subordinated Indenture which are affected by the modification or amendment. However, the Holder of each affected Subordinated Debt Security must consent to any modification or amendment of the Subordinated Indenture that:

  . changes the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, that Debt Security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduces the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of its Maturity or would be provable in bankruptcy, or adversely affects any right of the repayment of the Holder of that Debt Security;

  . changes the Place of Payment where, or the currency in which, any payment on that Debt Security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that Debt Security;

  . reduces the percentage of Outstanding Debt Securities of any series necessary to modify or amend the Subordinated Indenture or to waive compliance with certain of its provisions or certain defaults and their consequences; or

  . subordinates the indebtedness evidenced by that Debt Security to any of our indebtedness other than Senior Indebtedness (as defined in the Subordinated Indenture) (Section 902 of the Subordinated Indenture).

  The Subordinated Indenture also contains provisions permitting us and the Subordinated Trustee to amend the Subordinated Indenture without the consent of the Holders of any Subordinated Securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by such successor of our covenants contained in the Subordinated Indenture;

  .  to secure the Securities; and

  . to cure any ambiguity, to correct or supplement any provision in the Subordinated Indenture which may be inconsistent with any other provision of the Subordinated Indenture.

Defeasance and Covenant Defeasance

  When we establish a series of Debt Securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable Indenture. If those provisions are made applicable, we may elect either:

  . to defease and be discharged from, subject to certain limitations, all of our obligations with respect to those Debt Securities ("defeasance") (Section 1402 of the Indentures); or

  . to be released from our obligations to comply with certain covenants relating to those Debt Securities as described in the applicable prospectus supplement ("covenant defeasance") (Section 1403 of the Indentures).

  To effect such a defeasance or covenant defeasance, we must irrevocably deposit with the relevant Trustee, in trust, an amount, in funds or Government Obligations (as defined below), or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of (and premium, if any) and interest, if any, on those Debt Securities and any mandatory sinking fund or analogous payments on those Debt Securities.

  On such a defeasance, our obligations to pay Additional Amounts, if any, upon the occurrence of certain events, to register the transfer or exchange of those Debt Securities, to replace certain of those Debt Securities, to maintain an office relating to those Debt Securities and to hold moneys for payment in trust will not be discharged.

  Such a trust may only be established if, among other things, we have delivered to the relevant Trustee an Opinion of Counsel to the effect that the Holders of those Debt Securities:

  . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the Opinion of Counsel must be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable Indenture (Section 1404 of the Indentures).

"Government Obligations" means generally securities which are:

  . direct obligations of the United States of America or of the government which issued the foreign currency in which the Debt Securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  . obligations of an agency or instrumentality of the United States of America or of the government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government.

     In any case, the issuer of Government Obligations cannot have the option to call or redeem the obligations. In addition, Government Obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of a depository receipt holder (Section 101 of the Indentures).

  If we effect covenant defeasance with respect to any Debt Securities and those Debt Securities are declared due and payable because any Event of Default has occurred (other than an Event of Default relating to any covenant from which we have been released because of the covenant defeasance) the amount in money and/or Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay all amounts due on the Debt Securities at the time of the acceleration. However, we would remain liable to pay all amounts due at the time of acceleration.

  The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior Debt Securities

  Senior Debt Securities are to be issued under the Senior Indenture. Each series of Senior Debt Securities will constitute Senior Indebtedness and will rank equally with each other series of Senior Debt Securities and other Senior Indebtedness. All subordinated debt (including, but not limited to, all Subordinated Securities) will be subordinated to the Senior Debt Securities and other Senior Indebtedness.

Subordination of Subordinated Securities

  Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated to our Senior Indebtedness, whether outstanding on the date of the Subordinated Indenture or incurred after that date (Section 1701 of the Subordinated Indenture). At September 30, 1998, after giving pro forma effect to the Company's issuance on December 2, 1998 of 10 1/2% Senior Discount Notes Due 2008, our aggregate Senior Indebtedness was approximately $2,646,000,000. The applicable prospectus supplement for each issuance of Subordinated Securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered Subordinated Securities.

  Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.

  Subordination Provisions. If any of certain specified events occur, the holders of Senior Indebtedness, must receive payment of the full amount due on the Senior Indebtedness in respect of principal, premium (if any) and interest, or such payment must be duly provided for, before we may pay the Holders of any of the Subordinated Securities principal of (or premium, if any) or interest on the Subordinated Securities. These events are:

  . any distribution of our assets upon our dissolution, winding up, liquidation or reorganization or any other marshalling of our assets and liabilities, except for a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties complying with the covenant described above under "Merger";

  . the occurrence and continuation of a default with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness; or

  . a declaration of the principal of any series of the Subordinated Securities (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) as due and payable, that has not been rescinded and annulled.

  However, if the event is the acceleration of any series of Subordinated Securities, only the holders of Senior Indebtedness outstanding at the time of the acceleration of those Subordinated Securities (or, in the case of Original Issue Discount Securities, that portion of the principal amount) must receive payment of the full amount due on that Senior Indebtedness in respect of principal, premium (if any) and interest, or such payment must be duly provided for, before we may pay the Holders of any of the Subordinated Securities principal of (or premium, if any) or interest on the Subordinated Securities.

  As a result of the subordination in favor of the holders of Senior Indebtedness, certain of our general creditors, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities in the event of insolvency.

Definition of Senior Indebtedness

  Senior Indebtedness is defined in the Subordinated Indenture to mean the following indebtedness or obligations, unless the instrument by which we incurred, assumed or guaranteed that indebtedness or those obligations expressly provides that that indebtedness or those obligations are subordinate or junior in right of payment to any other of our indebtedness or obligations:

  . the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  .  purchase money and similar obligations;

  .  obligations under capital leases;

  . guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, such indebtedness of others;

  .  renewals, extensions and refunding of any such indebtedness;

  . interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  .  obligations associated with derivative products.

Convertible Debt Securities

  Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to Debt Securities that will be convertible into Common Stock or Preferred Stock ("Convertible Debt Securities").

  Conversion. Unless we have previously redeemed a Convertible Debt Security, the Holder of those Convertible Debt Securities may, at any time during the period specified in the applicable prospectus supplement, convert those Convertible Debt Securities into shares of Common Stock or Preferred Stock. The conversion price or rate for each $1,000 principal amount of Convertible Debt Securities will be specified in the applicable prospectus supplement. The Holder of a Convertible Debt Security may convert a portion of the Convertible Debt Security which is $1,000 principal amount or any integral multiple of $1,000 (Section 1602 of the Indentures). In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable Holder, conversion rights will terminate upon receipt of written notice of the Holder's exercise of that option (Section 1602 of the Indentures).

  In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable Indenture. For Debt Securities convertible into Common Stock, those events include:

  .  the issuance of shares of Common Stock as a dividend;

  .  subdivisions and combinations of Common Stock;

  . the issuance to all holders of Common Stock of rights or warrants entitling such holders (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock; and

  . the distribution to all holders of Common Stock of (1) shares of our capital stock (other than Common Stock), (2) evidences of our indebtedness or assets (excluding cash dividends or distributions paid from our retained earnings) or (3) subscription rights or warrants (other than those referred to above).

  No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 1605 of the Indentures). Fractional shares of Common Stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment (Section 1606 of the Indentures). Unless otherwise specified in the applicable prospectus supplement, Convertible Debt Securities convertible into Common Stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered Convertible Debt Security (Section 1604 of the Indentures). However, that payment does not have to accompany Convertible Debt Securities surrendered for conversion if those Convertible Debt Securities have been called for redemption during that period.

  The adjustment provisions for Debt Securities convertible into shares of Preferred Stock will be determined at the time of an issuance of such Debt Securities and will be described in the applicable prospectus supplement.

                        DESCRIPTION OF PREFERRED STOCK

  This section describes the general terms and provisions of our Preferred Stock. The applicable prospectus supplement will describe the specific terms of the Preferred Stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of Preferred Stock.

  We have summarized certain selected terms of the Preferred Stock in this section. The summary is not complete. You should read our Restated Certificate of Incorporation that is an exhibit to our Annual Report on Form 10-K and the Certificate of Designation relating to the applicable series of the Preferred Stock that we will file with the SEC for additional information before you buy any Preferred Stock.

General

  Our Restated Certificate of Incorporation and Delaware General Corporation Law give our Board of Directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to fix the following terms with respect to shares of any series of Preferred Stock:

  .  the designation of the series;

  .  the number of shares to comprise the series;

  . the dividend rate or rates payable with respect to the shares of the series;

  . the redemption price or prices, if any, and the terms and conditions of any redemption;

  .  the voting rights;

  . any sinking fund provisions for the redemption or purchase of the shares of the series;

  . the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

  . any other relative rights, preferences and limitations pertaining to the series.

  The Preferred Stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the Preferred Stock it offers for specific terms, including:

  . the designation, stated value and liquidation preference of that series of the Preferred Stock and the number of shares offered;

  .  the initial public offering price at which the shares will be issued;

  . the dividend rate or rates (or method of calculation), the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

  .  any redemption or sinking fund provisions;

  .  any conversion or exchange provisions;

  . the procedures for any auction and remarketing, if any, of that series of Preferred Stock;

  . whether interests in that series of Preferred Stock will be represented by our Depositary Shares; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of Preferred Stock.

  When we issue shares of Preferred Stock against payment for the shares, they will be fully paid and nonassessable (that is, the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares). Holders of Preferred Stock will have no preemptive rights to subscribe for any additional securities that we may issue.

  Because we are a holding company, our rights and the rights of holders of our securities, including the holders of Preferred Stock, to participate in the distribution of assets of any subsidiary of ours upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors and preferred stockholders, except to the extent we may ourselves be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends

  The Holders of the Preferred Stock will be entitled to receive dividends, if declared by our Board of Directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock.

  The applicable prospectus supplement will also state whether dividends on any series of Preferred Stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of Preferred Stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

  Our Board of Directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of Preferred Stock unless full dividends on that series have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on Preferred Stock ranking equal as to dividends, then:

  . we will declare any dividends pro rata among the Preferred Stock of each series and any Preferred Stock ranking equal to the Preferred Stock as to dividends (i.e., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock bear to each other);

  . other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the Preferred Stock as to dividends and upon liquidation); and

  . we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Stock as to dividends and upon liquidation).

  We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the Preferred Stock which may be past due.

Redemption

  Preferred Stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed Preferred Stock will become authorized but unissued shares of Preferred Stock that we may issue in the future.

  If a series of Preferred Stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If Preferred Stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of Preferred Stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

  If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by our Board of Directors.

  Even though the terms of a series of Preferred Stock may permit redemption of shares of Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

  . we will not redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding shares of Preferred Stock of that series; and

  . we will not purchase or otherwise acquire any Preferred Stock of that series.

  The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

  Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  .  the redemption date;

  . the number of shares and the series of the Preferred Stock to be redeemed;

  .  the redemption price;

  . the place or places where holders can surrender the certificates for the Preferred Stock for payment of the redemption price;

  . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  .  the date when the holders' conversion rights, if any, will terminate.

  If we redeem fewer than all shares of any series of the Preferred Stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

  If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  . the dividends on the Preferred Stock called for redemption will no longer accrue;

  .  such shares will no longer be considered outstanding; and

  . the holders will no longer have any rights as stockholders except to receive the redemption price.

  When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or Exchange Rights

  The prospectus supplement relating to a series of Preferred Stock that is convertible or exchangeable will state the terms on which shares of such series are convertible or exchangeable into Common Stock, another series of preferred stock or Debt Securities.

Rights Upon Liquidation

  Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the Preferred Stock will be entitled to receive:

  . liquidation distributions in the amount stated in the applicable prospectus supplement; and

  .  all accrued and unpaid dividends (whether or not earned or declared).

  We will pay these amounts to the holders of shares of each series of the Preferred Stock, and all amounts owing on any Preferred Stock ranking equally with such series of Preferred Stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of Preferred Stock upon liquidation.

  If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the Preferred Stock of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business (i.e., the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other).

  After we pay the full amount of the liquidation distribution to which the holders of a series of the Preferred Stock are entitled, such holders will have no right or claim to any of our remaining assets.

Voting Rights

  Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote.

  If we fail to pay dividends on any shares of Preferred Stock for six consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to the Board of Directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of Preferred Stock or the next annual meeting of stockholders and at each subsequent meeting until:

  . in the case of a series of Preferred Stock with cumulative dividends, all dividends accumulated on that series of Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

  . in the case of a series of noncumulative Preferred Stock, four consecutive quarterly dividends on that series of noncumulative Preferred Stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

  In this case, the entire Board of Directors will be increased by two directors.

  So long as any shares of Preferred Stock remain outstanding, unless we receive the consent of the holders of any outstanding series of Preferred Stock as specified below, we will not:

  . authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the outstanding series of Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or reclassify any capital stock into any such shares, or authorize, create or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any of these shares; or

  . amend, alter or repeal the provisions of our Restated Certificate of Incorporation, including the Certificate of Designation relating to that series of Preferred Stock, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that series of Preferred Stock or the holders of that series of Preferred Stock.

  This consent must be given by the holders of at least two-thirds of each series of all outstanding Preferred Stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our Restated Certificate of Incorporation, however, if we only:

  . increase the amount of the authorized Preferred Stock or any outstanding series of Preferred Stock or any of our other capital stock; or

  . create and issue another series of Preferred Stock or any other capital stock; and

  . in either case, such Preferred Stock ranks equal with or junior to the outstanding Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of our business.

                       DESCRIPTION OF DEPOSITARY SHARES

  This section describes the general terms and provisions of shares of Preferred Stock represented by depositary shares (the "Depositary Shares"). The applicable prospectus supplement will describe the specific terms of the Depositary Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Depositary Shares.

  We have summarized in this section certain terms and provisions of the Deposit Agreement (as defined below), the Depositary Shares and the receipts representing Depositary Shares ("Depositary Receipts"). The summary is not complete. You should read the forms of Deposit Agreement and Depositary Receipt that we have filed with the SEC for additional information before you buy any Depositary Shares that represent Preferred Stock of that series.

General

  We may issue Depositary Receipts evidencing the Depositary Shares. Each Depositary Share will represent a fraction of a share of Preferred Stock. Shares of Preferred Stock of each class or series represented by Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") among us, the depositary (the "Preferred Stock Depositary") and the holders of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance and delivery of the Preferred Stock by us to the Preferred Stock Depositary, we will cause the Preferred Stock Depositary to issue the Depositary Receipts on our behalf.

Dividends and Other Distributions

  The Preferred Stock Depositary will distribute all dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts in proportion to the number of such Depositary Receipts owned by such holders.

  If there is a distribution other than in cash, the Preferred Stock Depositary will distribute property it receives to the entitled record holders of Depositary Receipts, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution. If this occurs, the Preferred Stock Depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of Depositary Shares.

Withdrawal of Stock

  If a holder of Depositary Receipts surrenders the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption, converted or exchanged into other securities of our company), the holder will be entitled to receive at this office the number of shares of the Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share specified in the applicable prospectus supplement. Holders of shares of Preferred Stock received in exchange for Depositary Shares will no longer be entitled to receive Depositary Shares in exchange for shares of Preferred Stock. If the holder delivers Depositary Receipts evidencing a number of Depositary Shares that is more than the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will issue the holder a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time.

Redemption of Depositary Shares

  Whenever we redeem shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of that redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed. However, we must have paid in full the redemption price of the Preferred Stock to be redeemed plus any accrued and unpaid dividends on the Preferred Stock to the Preferred Stock Depositary.

  The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as we may determine.

  After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all rights of the holders of the related Depositary Receipts will cease, except the right to receive money or other property that the holders of the Depositary Receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their Depositary Receipts to the Preferred Stock Depositary.

Voting the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail information about the meeting contained in the notice to the record holders of the Depositary Shares representing such Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to how the Preferred Stock underlying the holder's Depositary Shares will be voted.

  The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares according to these instructions. We will agree to take all reasonable action deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to vote the Preferred Stock in that manner. The Preferred Stock Depositary will not vote shares of Preferred Stock for which it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of Preferred Stock

  Whenever we exchange all of the shares of Preferred Stock held by the Preferred Stock Depositary for Debt Securities or Common Stock, the Preferred Stock Depositary will exchange as of that exchange date all Depositary Shares representing all of the shares of the Preferred Stock exchanged for Debt Securities or Common Stock. However, we must have issued and deposited with the Preferred Stock Depositary Debt Securities or Common Stock for all of the shares of the Preferred Stock to be exchanged.

  The exchange rate per Depositary Share will be equal to the exchange rate per share of Preferred Stock, multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share, plus all money and other property, if any, represented by such Depositary Shares, including all accrued and unpaid dividends on the shares of Preferred Stock.

Conversion of Preferred Stock

  The Depositary Shares, as such, are not convertible or exchangeable into Common Stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of Depositary Shares may provide that, the holders of Depositary Receipts may surrender their Depositary Receipts to the Preferred Stock

Depositary with written instructions to the Preferred Stock Depositary to instruct us to cause the conversion or exchange of the Preferred Stock represented by these Depositary Shares into whole shares of our Common Stock, other shares of our Preferred Stock or our Debt Securities. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the Depositary Shares are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless approved by the holders of at least two thirds of the Depositary Shares then outstanding.

  We may terminate the Deposit Agreement upon not less than 60 days' notice if holders of a majority of the Depository Shares then outstanding consent. If we terminate the Deposit Agreement, the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts that surrenders the Depositary Receipts it holds, the number of whole or fractional shares of Preferred Stock represented by the Depositary Shares evidenced by these Depositary Receipts.

  In addition, the Deposit Agreement will automatically terminate if:

  .  all outstanding Depositary Shares are redeemed, converted or exchanged;
     or

  . there is a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related Depositary Receipts.

Charges of Preferred Stock Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

Resignation and Removal of Depositary

  The Preferred Stock Depositary may resign at any time by delivering notice to us. We also may remove the Preferred Stock Depositary at any time. Resignations or removals will take effect upon the appointment of a successor Preferred Stock Depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications that we send to the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither we nor the Preferred Stock Depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Preferred Stock Depositary's obligations under the Deposit Agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the Deposit Agreement. Neither we nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding relating to any

Depositary Receipts, Depositary Shares or shares of Preferred Stock unless satisfactory indemnity is furnished. We and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

  If the Preferred Stock Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and us, on the other hand, the Preferred Stock Depositary will be entitled to act on the claims, requests or instructions received from us.

                          DESCRIPTION OF COMMON STOCK

  We may issue (either separately or together with other securities) shares of our Common Stock. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our Common Stock. A prospectus supplement relating to an offering of Common Stock, or other securities convertible or exchangeable for, or exercisable into, Common Stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Outstanding Capital Stock" below.

                   DESCRIPTION OF OUTSTANDING CAPITAL STOCK

  We have summarized certain terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our Restated Certificate of Incorporation, our By-Laws and the Certificate of Designation relating to the Series A Preferred Stock as exhibits to our Annual Report on Form 10-K. You should read our Restated Certificate of Incorporation and our By-Laws and the Certificate of Designation relating to the Series A Preferred Stock for additional information before you purchase any of our capital stock.

  As of January 1, 1999, our authorized capital stock was 518,500,000 shares. Those shares consisted of: (a) 500,000,000 shares of Common Stock, par value $.01 per share, (b) 10,000,000 shares of Preferred Stock, par value $.01 per share and (c) 8,500,000 shares of Class R Convertible Common Stock, par value $.01 per share. As of January 1, 1999 there were 307,868,632 shares of Common Stock, no shares of Preferred Stock and no shares of Class R Convertible Common Stock outstanding.

COMMON STOCK

  Subject to the senior rights of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends declared by the Board of Directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of Common Stock are entitled to a ratable share of our net assets remaining after payment to the holders of the Preferred Stock of the full preferential amounts they are entitled to. All outstanding shares of Common Stock are fully paid and nonassessable.

  The holders of Common Stock are entitled to one vote per share for the election of Directors and on all other matters submitted to a vote of stockholders. Holders of Common Stock are not entitled to cumulative voting for the election of Directors. They are not entitled to preemptive rights.

  The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A.

PREFERRED STOCK

  The Preferred Stock has priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. The Board of Directors without stockholder approval could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The Board of Directors has designated 500,000 shares of Series A Junior Participating Preferred Stock ("Participating Preferred Stock"). Participating Preferred Stock will be issued in units consisting of one one-thousandth of a share (the "Units") of Participating Preferred Stock. Participating Preferred Stock is on a parity with the Common Stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per Unit equal the amount of the quarterly dividend paid per share of Common Stock, when, as and if declared by the Board of Directors. The holders of Units are entitled to one vote per Unit, voting together with the Common Stock on all matters submitted to the stockholders. As of the date of this Prospectus, there are no outstanding shares of Preferred Stock.

ANTI-TAKEOVER PROVISIONS

  We currently have provisions in our Restated Certificate of Incorporation and By-Laws that could have an "anti-takeover" effect. The provisions in the Restated Certificate of Incorporation include:

  .  a classified Board of Directors;

  .  a prohibition on our stockholders taking action by written consent;

  . the requirement that special meetings of stockholders be called only by the Board of Directors or the Chairman of the Board; and

  . the requirement of the affirmative vote of at least 66-2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our By-Laws.

  The By-Laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the Board of Directors. In addition to these provisions, the Board of Directors has adopted a stockholder's rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire Units of Participating Preferred Stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the Common Stock.

                              PLAN OF DISTRIBUTION

  We may sell the offered securities (1) through agents, (2) through underwriters, (3) to dealers or (4) directly to one or more purchasers.

BY AGENTS

  Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

  If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

TO DEALERS

  If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

DIRECT SALES

  We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

DELAYED DELIVERY CONTRACTS

  We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

GENERAL INFORMATION

  Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

  We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

  The place and time of delivery of the offered securities will be described in the prospectus supplement.

                               LEGAL MATTERS

  Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

  The consolidated balance sheets of Level 3 Communications, Inc. as of December 28, 1996 and December 27, 1997, and the related statements of earnings, changes in stockholders' equity, and cash flows for each of three years in the period ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1996 and 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, as well as the balance sheets of Kiewit Construction & Mining Group, a business group of Peter Kiewit Sons', Inc., as of December 28, 1996 and December 27, 1997 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 27, 1997, as well as the consolidated balance sheets of the Diversified Group, a business group of Peter Kiewit Sons', Inc. as of December 28, 1996 and December 27, 1997 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 27, 1997, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

  The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Securities are as follows:

   Securities Act Registration Fee..................................   $973,000
   "Blue Sky" Fees and Expenses.....................................     15,000*
   Printing and Engraving Expenses..................................    200,000*
   Legal Fees and Expenses..........................................    200,000*
   Fees of Rating Agencies..........................................     60,000*
   Accounting Fees and Expenses.....................................    100,000*
   Fees of Indenture Trustees (including counsel fees)..............     20,000*
   Miscellaneous....................................................     57,000*
                                                                     ----------
     Total.......................................................... $1,625,000*
                                                                     ==========

--------
* Estimated and subject to future contingencies.

ITEM 15. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

  In accordance with Section 145 of the DGCL, Article XI of the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-laws (the "By-laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

  The By-laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 16. Exhibits.

  1.1 --  Form of Underwriting Agreement for Debt Securities*
  1.2 --  Form of Underwriting Agreement for Equity Securities*
  4.1 --  Form of Senior Indenture
  4.2 --  Form of Subordinated Indenture
  4.3 --  Form of Certificate of Designation for the Preferred Stock (together with Preferred Stock certificate)*
  4.4 --  Form of Senior Debt Security*
  4.5 --  Form of Subordinated Debt Security*
  4.6 --  Form of Deposit Agreement
  4.7 --  The instruments defining the rights of the holders of the long-term debt securities of the Registrant are omitted pursuant to Section
           (b)(4)(iii)(A) of Item 601 of Regulation S-K. Registrant agrees to furnish supplementally copies of these instruments to the Securities and Exchange Commission upon request.
  5   --  Opinion of Willkie Farr & Gallagher
 12   --  Statement Regarding Computation of Ratio of Earnings to Fixed Charges
           and Preferred Stock Dividends
 23.1 --  Consent of PricewaterhouseCoopers LLP
 23.2 --  Consent of PricewaterhouseCoopers LLP
 23.3 --  Consent of Willkie Farr & Gallagher (included in Exhibit 5)
 24   --  Power of Attorney+
 25.1 --  Statement of Eligibility of Senior Trustee on Form T-1
 25.2 --  Statement of Eligibility of Subordinated Trustee on Form T-1

--------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.

+Previously filed.

ITEM 17. Undertakings.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the periodic reports filed by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 3rd day of February, 1999.

                                          Level 3 Communications, Inc.

                                                 /s/ Thomas C. Stortz
                                          By: _________________________________

                                            Name: Thomas C. Stortz

                                            Title:  Senior Vice President


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

                Name                           Title                 Date

                  *                    Chairman of the
-------------------------------------   Board                    February 3,
          Walter Scott, Jr.                                       1999

                  *                    President, Chief
-------------------------------------   Executive Officer        February 3,
           James Q. Crowe               and Director              1999

                  *                    Executive Vice            February 3,
-------------------------------------   President, Chief          1999
         R. Douglas Bradbury            Financial Officer
                                        and Director
                                        (principal
                                        financial officer)

                  *                    Controller                February 3,
-------------------------------------   (principal                1999
                                        accounting officer)
       Eric J. Mortensen

                NAME                          TITLE                DATE

                  *                    Director
-------------------------------------                          February 3,
         William L. Grewcock                                    1999

                  *                    Director
-------------------------------------                          February 3,
          Richard R. Jaros                                      1999

                  *                    Director
-------------------------------------                          February 3,
          Robert E. Julian                                      1999

                  *                    Director
-------------------------------------                          February 3,
          David C. McCourt                                      1999

                                       Director                February  ,
-------------------------------------                           1999
         Kenneth E. Stinson

                                       Director                February  ,
-------------------------------------                           1999
          Michael B. Yanney

  Neil J. Eckstein, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant's Registration Statement on December 14, 1998.

                                       Attorney-in-fact
      /s/ Neil J. Eckstein
-------------------------------------
          Neil J. Eckstein

                                 EXHIBIT INDEX

                                                                    Sequential
                                                                       Page
 Exhibit                          Description                         Number
 -------                          -----------                       ----------
  1.1    --  Form of Underwriting Agreement for Debt Securities*
  1.2    --  Form of Underwriting Agreement for Equity
              Securities*
  4.1    --  Form of Senior Indenture
  4.2    --  Form of Subordinated Indenture
  4.3    --  Form of Certificate of Designation for the Preferred
              Stock (together with Preferred Stock certificate)*
  4.4    --  Form of Senior Debt Security*
  4.5    --  Form of Subordinated Debt Security*
  4.6    --  Form of Deposit Agreement
  4.7    --  The instruments defining the rights of the holders
              of the long-term debt securities of the Registrant
              are omitted pursuant to Section (b)(4)(iii)(A) of
              Item 601 of Regulation S-K. Registrant agrees to
              furnish supplementally copies of these instruments
              to the Securities and Exchange Commission upon
              request.
  5      --  Opinion of Willkie Farr & Gallagher
 12      --  Statement Regarding Computation of Ratio of Earnings
              to Fixed Charges and Preferred Stock Dividends
 23.1    --  Consent of PricewaterhouseCoopers LLP
 23.2    --  Consent of PricewaterhouseCoopers LLP
 23.3    --  Consent of Willkie Farr & Gallagher (included in
              Exhibit 5)
 24      --  Power of Attorney+
 25.1    --  Statement of Eligibility of Senior Trustee on Form
              T-1
 25.2    --  Statement of Eligibility of Subordinated Trustee on
              Form T-1

--------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.

+Previously filed.